CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. ANNOUNCES
CLOSING OF REAL ESTATE TRANSACTION

HONOLULU, HAWAII, June 24, 2009 -- Barnwell Industries, Inc., (NYSE Amex: BRN) (“Barnwell” or the “Company”) announced today that Kaupulehu Developments, Barnwell’s 78% owned real estate partnership, has closed a real estate transaction with WB KD Acquisition 2, LLC (“WBKD”), an affiliate of Westbrook Partners, LLC, developers of Kuki’o Resort in Hawaii and other mainland projects, modifying their 2006 agreement for the development of the Increment 2 portion of the approximately 870 leasehold acre Lot 4A area located adjacent to Kona Village Resort and Hualalai Resort at Kaupulehu, North Kona, Hawaii. Also, WBKD has now entered into a development lease with Kamehameha Schools, fee owner of the area. Increment 2 of Lot 4A is currently planned for approximately 400 residential units.

Kaupulehu Developments will receive future payments from WBKD based on a percentage of the sales prices of the residential lots, ranging from 8% to 10% depending upon several factors, and in addition will be entitled to receive up to $8,000,000 in additional payments once the members of WBKD have received distributions equal to the capital they invested in the project.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “this real estate transaction, together with their new development lease, will enable WBKD to move forward with the Increment 2 project which encompasses the remainder of Lot 4A, and we believe will enhance sales from the Increment I portion of Lot 4A which are currently underway. Increment 1’s Beach Club and Interpretive Center are complete and project infrastructure is substantially complete. Kaupulehu Developments will continue to have long term interests in the project and the area.”

The information contained in this press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A forward-looking statement is one which is based on current expectations of future events or conditions and does not relate to historical or current facts. These statements include various estimates, forecasts, projections of Barnwell’s future performance, statements of Barnwell’s plans and objectives, and other similar statements. Forward-looking statements include phrases such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates,” “assumes,” “projects,” “may,” “will,” “will be,” “should,” or similar expressions. Although Barnwell believes that its current expectations are based on reasonable assumptions, it cannot assure that the expectations contained in such forward-looking statements will be achieved. Forward-looking statements involve risks, uncertainties and assumptions which could cause actual results to differ materially from those contained in such statements. The risks, uncertainties and other factors that might cause actual results to differ materially from Barnwell’s expectations are set forth in the “Forward-Looking Statements,” “Risk Factors” and other sections of Barnwell’s annual report on Form 10-K for the year ended September 30, 2008 and Barnwell’s other filings with the Securities and Exchange Commission. Investors should not place undue reliance on the forward-looking statements contained in this press release, as they speak only as of the date of this press release, and Barnwell expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein.